Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports First Quarter 2011 Financial Results

ST. PAUL, Minnesota, April 25, 2011 – EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced financial results for the three months ended March 31, 2011.

For the three months ended March 31, 2011, the Company reported a net loss of $5.1 million, or $0.18 per share, research and development expenses of $2.8 million, and general and administrative expenses of $2.1 million. Expenses were primarily associated with the cost of supporting the further progress of VBLOC® vagal blocking therapy, delivered through the Company’s Maestro® System, including ongoing clinical trials, the ReCharge pivotal trial for potential US regulatory approval, and international commercialization activities. On March 31, 2011, the Company’s cash, cash equivalents, restricted cash and short-term investments totaled $32.2 million.

“EnteroMedics continues to make solid progress in our effort to commercialize the Maestro System for obesity, both in major international markets and in the U.S.,” said President and Chief Executive Officer Mark B. Knudson, Ph.D. “In the first quarter, we received CE Mark certification, which will support our application for Australian approval as well as our development of select markets in Europe. We also signed a distribution agreement with a strong Australian partner, Device Technologies Australia. Our U.S. pivotal study, the ReCharge trial, also made substantial progress this quarter, keeping us on schedule for first patient implant in the second quarter of 2011 and completion of all implants expected by year end.”

Greg S. Lea, Senior Vice President and Chief Financial Officer, added, “EnteroMedics remains well capitalized to execute on our key clinical and commercialization goals, including the anticipation of our first international commercial sales by the end of the second half of 2011, which combined with our cash and investments at quarter-end of $32.2 million provide us with the resources to fund operations through 2012. In the first quarter of 2011, we also revised our current debt agreement to include a 6 month interest only period and a significant reduction in the interest rate to 6.25%.”

About VBLOC Therapy

EnteroMedics developed VBLOC® vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC Therapy is delivered via the Maestro® System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low-energy electrical impulses. VBLOC Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness.

About the ReCharge Pivotal Trial

EnteroMedics’ ReCharge Trial is a randomized, double-blind, parallel-group, multicenter pivotal clinical trial of its Maestro RC System in 234 morbidly obese patients enrolled at up to 12 U.S. centers. All patients in the study will receive an implanted device and will be randomized in a 2:1 allocation to treatment or control groups. The control group will receive a functional, but non-active device that will deliver no charge to the vagus nerve during the study period. All patients are expected to participate in a weight management program.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. These electrical impulses are delivered by a neuroregulator, EnteroMedics’ Maestro RC System, which is powered by an integrated rechargeable battery. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2011. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution - U.S. Investigational device. Limited within the United States by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical trial informed consent.

(See attached table)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010

Operating expenses:
Research and development	$2,788	$2,383
Selling, general and administrative	2,069	1,966

Total operating expenses	4,857	4,349

Loss from operations	(4,857)	(4,349)
Other income (expense), net	(229)	(399)

Net loss	$(5,086)	$(4,748)

Net loss per share - basic and diluted	$(0.18)	$(0.66)

Shares used to compute basic and diluted net loss per share	27,892	7,214

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2011	December 31, 2010
ASSETS
Cash, cash equivalents and short-term investments	$31,955	$30,841
Restricted cash	200	6,527
Prepaid expenses and other current assets	719	437
Property and equipment, net	670	742
Other assets	133	142

Total assets	$33,677	$38,687

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$513	$125
Debt	5,600	5,905
Other liabilities	2,329	2,950

Total liabilities	8,442	8,980

Stockholders’ equity	25,236	29,707

Total liabilities and stockholders’ equity	$33,677	$38,687